Exhibit 99.1

Report of Independent Registered
Public Accounting Firm

To the Partners of
ValueAct Holdings, L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in partners’ capital and of cash flows present fairly, in all material respects, the financial position of ValueAct Holdings, L.P. and its subsidiaries (collectively, the “Partnership”) at December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 30, 2009

ValueAct Holdings, L.P. and Subsidiaries

Consolidated Balance Sheets

December 31, 2008 and 2007

	2008	2007
		(unaudited)

Assets
Cash and cash equivalents	$793,640,793	$1,097,123,336
Investments in securities, at fair value	3,208,843,291	5,486,306,078
Interest and dividends receivable	6,431,623	10,146,677
Loans receivable from related parties	7,339,289	10,796,663
Other receivables	1,287,897	1,253,837
Fixed assets	1,237,656	1,382,304
Total assets	$4,018,780,549	$6,607,008,895
Liabilities and Partners’ Capital
Securities sold, not yet purchased	$270,573,802	$775,590,598
Withdrawals payable	578,857,628	302,464,669
Accounts payable, accrued expenses and unearned income	7,740,163	4,652,929
Deferred performance and management fees payable	31,217,941	44,888,337
Term loans and line of credit	8,439,289	12,596,663
Contributions received in advance from partners	—	147,350,000
Total liabilities	896,828,823	1,287,543,196
Commitments and contingencies (Note 10)
Minority interests	3,049,195,488	5,207,087,719
Partners’ capital	72,756,238	112,377,980
Total liabilities, minority interests and partners’ capital	$4,018,780,549	$6,607,008,895

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

Year Ended December 31, 2008 and the period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

	2008	2007
		(unaudited)

Revenues
Interest income	$10,608,264	$3,839,043
Dividends	73,882,097	3,948,993
Other income	3,096,673	583,210
Total income	87,587,034	8,371,246
Expenses
Stock loan fees	40,175,889	1,572,710
Dividends on securities sold short	9,773,944	2,277,076
Change in fair value of deferred performance and management fees payable	(13,670,396)	(4,790,679)
Sub-advisor fee	6,348,414	1,154,182
Payroll	8,538,917	2,143,333
Professional fees	3,596,354	1,921,890
Interest expense	5,608,346	1,072,465
Other	7,611,822	8,849,883
Total expenses	67,983,290	14,200,860
Net investment income (loss)	19,603,744	(5,829,614)
Net realized loss	(313,456,032)	(34,889,181)
Net unrealized loss	(1,288,452,590)	(383,395,688)
Net loss on investments	(1,601,908,622)	(418,284,869)
Net loss before minority interests	(1,582,304,878)	(424,114,483)
Minority interests in net loss	1,599,791,042	395,212,383
Net income (loss)	$17,486,164	$(28,902,100)

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Consolidated Statements of Changes in Partners’ Capital

Year Ended December 31, 2008 and the period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

Partners’ capital, November 8, 2007 (unaudited)	$165,842,799
Distributions	(24,562,719)
Net loss	(28,902,100)
Partners’ capital, December 31, 2007	112,377,980
Contributions	1,067,643
Distributions	(58,175,549)
Net income	17,486,164
Partners’ capital, December 31, 2008	$72,756,238

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

	2008	2007
		(unaudited)

Cash flows from operating activities
Net income (loss)	$17,486,164	$(28,902,100)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Purchases of investment securities	(2,340,720,184)	(511,747,656)
Proceeds from dispositions of investment securities	2,957,169,783	253,267,811
Proceeds from securities sold, not yet purchased	665,338,509	208,836,139
Purchases to cover securities sold, not yet purchased	(1,117,335,916)	(84,081,228)
Minority interest in net income	(1,599,791,042)	(395,212,383)
Deferred performance and management fee receivable	(13,670,396)	(4,790,679)
Net realized loss from investment securities	313,456,032	34,889,181
Net unrealized loss on investment securities	1,288,452,590	383,395,688
Depreciation and amortization	448,558	162,892
Gain on sale of fixed assets	(179,498)	—
Change in operating assets and liabilities
Interest and dividends receivable	3,715,054	(417,339)
Other receivables	39,024	2,119,816
Accounts payable, accrued expenses and unearned income	3,087,234	(1,214,914)
Net cash provided by (used in) operating activities	177,495,912	(143,694,772)
Cash flows from investing activities
Purchase of fixed assets	(590,719)	(22,380)
Proceeds received from sale of fixed assets	466,307	—
Net cash used in investing activities	(124,412)	(22,380)
Cash flows from financing activities
Contributions from partners	1,067,643	—
Contributions from minority interests	173,848,957	380,228,000
Distributions to partners	(58,175,549)	—
Withdrawals by minority interests	(596,895,094)	—
Loans to related parties	(8,900,000)	—
Payments received on loans to related parties	12,357,374	8,169,590
Proceeds from term loans	10,200,000	2,000,000
Payments on term loans	(14,357,374)	(7,869,590)
Contributions received in advance from minority interests	—	147,350,000
Net cash (used in) provided by financing activities	(480,854,043)	529,878,000
Net (decrease) increase in cash and cash equivalents	(303,482,543)	386,160,848
Cash and cash equivalents
Beginning of year	1,097,123,336	710,962,488
End of year	$793,640,793	$1,097,123,336

Supplemental disclosure of cash flow information
Interest paid	$4,956,607	$867,748

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

1.                            Organization

ValueAct Holdings, L.P. (the “Partnership”) was organized as a Delaware limited partnership on October 30, 2007.  The Partnership commenced operations on November 8, 2007 and will continue until dissolved under the provisions of the Partnership’s Limited Partnership Agreement (the “Partnership Agreement”).  The principal purpose of the Partnership is to provide investment management services directly and/or through controlled affiliates to existing and future ValueAct funds and their clients.

The general partner of the Partnership is ValueAct Holdings GP, LLC (the “General Partner”).  The General Partner has the full, exclusive and complete discretion to manage and control the business and affairs of the Partnership.

2.                            Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes.  Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Partnership and its controlled affiliates (collectively, the “Controlled Affiliates”).  The Controlled Affiliates consist of the following:

Commenced
Name	Type	Formed	Operations

VA Partners I, LLC	Delaware Limited Liability Company	October 30, 2007	November 8, 2007
VA Partners III, LLC	Delaware Limited Liability Company	June 19, 2006	July 1, 2006
ValueAct Capital Management, L.P.	Delaware Limited Partnership	December 16, 2004	January 1, 2005

The financial statements of the Controlled Affiliates also include certain investment partnerships (collectively, the “ValueAct Funds”) managed by the Partnership.  ValueAct Funds consist of the following:

Commenced
Name	Type	Formed	Operations

ValueAct Capital Master Fund, L.P.	British Virgin Islands Limited Partnership	September 10, 2004	October 1, 2004
ValueAct Capital Partners, L.P.	Delaware Limited Partnership	August 16, 2000	October 20, 2000
ValueAct Capital Partners II, L.P.	Delaware Limited Partnership	August 16, 2000	November 17, 2000
ValueAct Capital International I, L.P.	British Virgin Islands Limited Partnership	December 12, 2006	January 1, 2007
ValueAct Capital International II, L.P.	British Virgin Islands Limited Partnership	May 26, 2006	June 1, 2006
ValueAct Capital Master Fund III, L.P.	British Virgin Islands Limited Partnership	June 22, 2006	July 1, 2006
ValueAct Capital Partners III, L.P.	Delaware Limited Partnership	June 19, 2006	July 1, 2006
ValueAct Capital International III, L.P.	British Virgin Islands Limited Partnership	June 22, 2006	August 1, 2006
ValueAct AllCap Partners, L.P.	Delaware Limited Partnership	June 1, 2007	July 1, 2007
ValueAct AllCap International, L.P.	British Virgin Islands Limited Partnership	June 30, 2007	July 1, 2007

The Partnership consolidates the Controlled Affiliates pursuant to Emerging Issues Task Force (EITF) 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Rights.  Pursuant to EITF 04-05, a presumption exists that a general partner in a limited partnership controls the limited partnership and, therefore, should include the limited partnership in its consolidated financial statements unless the presumption is overcome through the

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

substantive ability by the limited partners to remove the general partner or otherwise dissolve the limited partnership or there exists substantive participating rights by the limited partners.

All significant intercompany balances and transactions between the Partnership, the Controlled Affiliates and ValueAct Funds have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include both investments with an original maturity of three months or less as well as amounts due from brokers.  Amounts due from brokers represent cash on deposit with financial institutions pending reinvestment and balances due from brokers for unsettled trades.

Concentration of Credit Risk

The Partnership and subsidiaries invest their cash primarily in deposits and money market funds with commercial banks and financial institutions.  At times, cash balances at a limited number of banks and financial institutions may exceed federally insured amounts.

Investment Valuation

Marketable securities are valued at their last sales price on the valuation date or, if no sales occurred on such date, at the closing “bid” price if owned and the closing “asked” price if sold short.  Other marketable securities traded in the over-the-counter market are valued at the closing bid price.  Unrealized gains and losses are reflected in the statements of operations.

Substantially all securities transactions are cleared through, and held in custody by, a member firm of the New York Stock Exchange, Inc.  Security transactions are recorded on the trade date basis.  Interest is recorded on the accrual basis and dividends are recorded on the ex-dividend date.

Restricted securities are securities subject to SEC Rule 144 or other holding period restrictions, and cannot be sold without prior registration under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom, and securities requiring termination of agreement with a third party before they are freely tradable in the public market.  These securities are valued as if they were marketable securities with liquidity discounts determined by the Partnership.

Nonmarketable securities are carried at fair value as determined by the General Partner in accordance with the Partnership Agreement and Statement of Financial Accounting Standards (“FAS”), No. 157, Fair Value Measurements (“FAS 157”).

The carrying amounts of cash and cash equivalents and short-term receivables and payables approximate their estimated fair values because of the short maturity of those instruments.

The books and records of the Partnership and the Controlled Affiliates are maintained in U.S. dollars.  Assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the date of the financial statements.  Transactions in foreign currencies are translated at the rates of exchange prevailing at the time of the transaction.

The Partnership and the Controlled Affiliates do not isolate gains and losses on investments attributable to changes in foreign exchange rates from gains and losses from changes in market prices of the investments.  Such fluctuations are included with the net realized and unrealized gains and losses from investments.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

Fixed Assets

Furniture, equipment, leasehold improvements, and other fixed assets are carried at cost less accumulated depreciation and amortization.  Furniture is depreciated on the double declining balance method over a useful life of seven years.  Equipment and other fixed assets are depreciated on the double declining balance method over a useful life of five years.  Leasehold improvements are depreciated on the straight-line method over the lesser of the lease term or a useful life of fifteen years.

Income Recognition

Management fee income is recognized in the period in which the service is rendered.  Performance fee income is recognized in the period in which it is earned, in accordance with the respective partnership agreements.

Withdrawals Payable

Withdrawals from Controlled Affiliates are recognized as liabilities, net of performance allocation, when the amount requested in the withdrawal notice becomes fixed.  This generally may occur either at the time of the receipt of notice, or on the last day of a fiscal period, depending on the nature of the request.  As a result, withdrawals paid after the end of the year, but based upon year-end capital balances are reflected as withdrawals payable at December 31.  Withdrawal notices received for which the dollar amount is not fixed remain in capital until the amount is determined.  Withdrawals payable include $0 and $23,702,914 payable to partners and $578,857,628 and $278,761,755 to minority interests as of December 31, 2008 and 2007, respectively.

Deferred Performance and Management Fees

Fees deferred in prior periods by the VA Partners I, LLC’s predecessor entity remain in the Partnership’s account at the respective Controlled Affiliate.  The deferred amount is reflected on the Partnership’s books as a liability.  Any future appreciation will be charged to the Partnership as reduction of income, and any future depreciation will be treated as a reduction of expense that would otherwise be allocated to the partners.

Financial Instruments and Credit Risk

In the normal course of business, the ValueAct Funds purchase and sell various financial instruments.  These financial instruments include investments in securities, securities sold, not yet purchased and equity options.  As a result, the Partnership is exposed to market and credit risks.

Market risk represents the potential loss that can be caused by a change in the market value of a financial instrument.  The Partnership’s exposure to market risk is determined by a number of factors, including the size, composition, diversification of positions held, interest rates and market volatility.  The General Partner monitors the ValueAct Funds’ exposure to market risk by reviewing trading strategies, setting market risk limits and maintaining otherwise uncorrelated and diverse positions.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

Credit risk represents the maximum potential loss that the ValueAct Funds would incur if the counterparties failed to perform pursuant to the terms of their agreements with the ValueAct Funds.  The ValueAct Funds regularly transact business with U.S. financial institutions and manage credit risk by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, by monitoring the size and maturity structure of its portfolio and by applying uniform credit standards for all activities associated with credit risk.

All listed securities are cleared through, and held in custody by BNP Paribas, Inc.  The Partnership is subject to credit risk to the extent that the broker may be unable to fulfill its obligations either to return the ValueAct Funds’ securities or repay amounts owed.  In the normal course of their investment activities, the ValueAct Funds may be required to pledge investments as collateral, whereby the prime broker has the right, under the terms of its prime brokerage agreement, to sell or repledge the securities if the ValueAct Funds is unable to meet its margin requirements.

Due to the nature of the ValueAct Funds’ strategies, each portfolio may consist of certain illiquid or thinly traded investments, which may have a greater amount of both market and credit risk than many other fixed income or equity securities.  Such investments are not actively traded on a recognized security exchange.  Please refer to Note 15 for further disclosure of these items.

The ValueAct Funds invest in corporate promissory notes.  Until the notes are converted, sold, or mature, the Partnership is exposed to credit risk relating to whether the note issuers will meet their obligation when it comes due.

Income Taxes

As a partnership, the Partnership itself is not subject to U.S. Federal income taxes.  Each partner is individually liable for income taxes, if any, on its share of the Partnership’s net taxable income.

Accounting Pronouncements

In September 2006, the FASB issued FAS 157, which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and requires expanded disclosure about fair value measurements.  As described in Note 15, the Partnership adopted this standard in 2008 for financial assets and liabilities that are measured at fair value.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“FAS 159”).  FAS 159 permits companies to measure many financial instruments and certain other items at fair value.  The Partnership adopted FAS 159 in fiscal year 2008.  FAS 159 did not have an impact on the Partnership’s consolidated financial statements.

In December 2007, the FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“FAS 160”).  FAS 160 will change the accounting and reporting for minority or noncontrolling interests.  Upon adoption, these interests and transactions between controlling interest and minority interest holders will be accounted for within stockholders’ equity.  FAS 160 also requires an entity to present net income and consolidated comprehensive income attributable to the parent and the minority interest separately in the consolidated financial statements.  The Partnership will adopt FAS 160 in 2009.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active (“FSP FAS 157-3”), which applies to financial assets that are required or permitted to be measured at fair value in accordance with FAS 157.  FSP FAS 157-3 clarifies the application of FAS 157 and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active.  The Partnership’s adoption of FSP FAS 157-3 did not have a significant impact on the Partnership’s financial position or results of operations, nor did it have a significant impact on the valuation techniques the Partnership used in measuring the fair value of its financial assets.

3.                            Fixed Assets

The components of the Partnership’s fixed assets as of December 31, 2008 and 2007 are as follows:

		Accumulated
		Depreciation
		and	Net Book
December 31, 2008	Cost	Amortization	Value

Equipment	$610,878	$(233,564)	$377,314
Furniture	743,424	(506,650)	236,774
Leasehold Improvements	518,957	(99,522)	419,435
Other	1,181,325	(977,192)	204,133
	$3,054,584	$(1,816,928)	$1,237,656

		Accumulated
		Depreciation
		and	Net Book
December 31, 2007 (unaudited)	Cost	Amortization	Value

Equipment	$193,294	$(117,030)	$76,264
Furniture	719,091	(418,683)	300,408
Leasehold Improvements	370,155	(63,257)	306,898
Other	1,928,225	(1,229,491)	698,734
	$3,210,765	$(1,828,461)	$1,382,304

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

4.                            Investments in Securities and Securities Sold, not Yet Purchased

Investments in securities and securities sold, not yet purchased included in the Partnership’s consolidated balance sheets at December 31, 2008 and 2007 are comprised of the following:

	Fair Value
	December 31,
Investments in Securities	2008	2007
		(Unaudited)

Common stocks
United States
Alternative energy	$—	$24,405,831
Auto parts wholesale	—	35,000,000
Consumer services	520,238,555	759,764,531
Consumer staples	66,826,841	116,203,292
Financial services	78,836,388	61,988,643
Industrial goods	79,456,726	—
Information services	613,706,169	625,639,963
Life sciences	28,882,458	—
Oil & gas services	370,952,581	435,188,471
Pharmaceutical	332,588,220	868,582,477
Software services	—	126,831,655
Technology services	61,494,286	73,433,323
United Kingdom
Consumer services	—	219,762,462
Information services	249,241,224	953,737,676
Technology services	194,334,116	392,594,966
Canada
Life sciences	142,523,937	424,187,938
Oil & gas services	7,863,759	17,758,855
Total common stocks	2,746,945,260	5,135,080,083

Note receivable
United Kingdom
Technology services	190,000,000	—

Promissory notes	2,764,000	27,447,000

Options
United States
Consumer services	—	16,110,139
Financial services	—	10,281,008
Technology services	—	570,125
Total options	—	26,961,272

Partnerships
United States
Auto parts wholesale	240,662,493	264,195,488
Financial services	28,471,538	32,622,235
Total partnerships	269,134,031	296,817,723
Total investments in securities	$3,208,843,291	$5,486,306,078

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

	Fair Value
	December 31,
Securities sold, not yet purchased	2008	2007
		(Unaudited)

Common stocks
United States
Financial services	$—	$60,270,412
Technology	—	41,789,741
Consumer services	124,018,729	431,395,805
Canada
Financial services	80,686,464	79,416,240
Technology	65,868,609	162,718,400
Total securities sold, not yet purchased	$270,573,802	$775,590,598

5.                            Related—Party Transactions

The ValueAct Funds are charged a quarterly asset management fee by ValueAct Capital Management, L.P. (the “Management Company”), an affiliate of the Partnership, as compensation for managing the business and affairs of the ValueAct Funds.  For contributions into ValueAct Funds prior to January 1, 2007, the management fee is generally equal to ¼ of 1% of the ValueAct Funds limited partners’ capital accounts balance at the end of each fiscal quarter.  For contributions into ValueAct Funds after January 1, 2007, the management fee is generally equal to ¼ of 2% of the ValueAct Funds limited partners’ capital accounts balance at the end of each fiscal quarter.  The Management Company received $59,316,190 and $10,169,507 in management fees for the periods ended December 31, 2008 and 2007, respectively.  The management fees have been eliminated in consolidation.

In accordance with the ValueAct Funds’ limited partnership agreements, the amount of the fee paid out of the funds is reduced by the amount of director fees or other fees received by the Management Company from prospective investments in which the ValueAct Funds participate.  Director and other fees of $1,688,004 and $383,508 are included in other income in the accompanying statements of operations for the periods ended December 31, 2008 and 2007, respectively.

On September 26, 2008, VA Partners III, LLC notified the limited partners of ValueAct Capital Master Fund III, L.P. and subsidiaries that this partnership will begin returning capital to all partners and will wind-down in an orderly fashion.

6.                            Allocations of Net Income or Loss

Net income or loss is allocated between the partners’ capital accounts in accordance with the Partnership Agreement.  The Partnership Agreement generally provides, subject to adjustments and timing issues, that profits and losses are allocated to the partners based on their sharing percentage, as detailed in the Partnership Agreement.

7.                            Partners’ Capital, Contributions, Withdrawals, and Distributions

A separate capital account is maintained for each partner.  Each capital account is equal to the partner’s contributions less withdrawals and distributions, and is adjusted for the partner’s allocable share of the Partnership’s profits and losses.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

Partners may make voluntary capital contributions at the discretion of the Partnership’s General Partner.  Should the Partnership require additional working capital to meet its operational needs, the General Partner may request that certain partners make additional capital contributions.

Generally, no partner has the right to withdraw capital from the Partnership, except as otherwise provided in the Partnership Agreement.

8.                            Financial Guarantees

The Partnership indemnifies covered persons, as defined in the Partnership Agreement, from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions in connection with activities of the Partnership.  The Partnership has not had prior claims or losses pursuant to these indemnifications and expects the risk of loss to be remote.

9.                            Foreign Securities

The ValueAct Funds invest in securities of foreign companies which involve risks and considerations not typically associated with investing in U.S. companies.  These risks include devaluation of currencies, different securities transaction clearance and settlement practices, and future adverse political and economic developments.  Moreover, securities of foreign companies and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies.

10.                     Commitments and Contingencies

The Partnership leases office space under agreements expiring between June 9, 2009 and December 31, 2010.  Expense for the periods ended December 31, 2008 and 2007 was $884,841 and $132,948, respectively.  Future minimum lease payments at December 31, 2008 are as follows:

Year Ending December 31,
2009	$500,406
2010	176,434
Total future minimum lease payments under leases	$676,840

The Partnership has deposited two irrevocable standby letters of credit related to office space as required by the lessors.  As of December 31, 2008 and 2007, these standby letters of credit totaled $417,753.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

11.                     Sub-Advisor Fees

The Management Company, a Controlled Affiliate of the Partnership, has entered into a sub-advisor agreement with Copper River Management, LLC (the “Sub-Advisor Agreement”) to retain investment advisory services with respect to the portion of the ValueAct Capital Master Fund III, L.P. assets that are allocated to the Short Strategy, as defined in the agreement.  Copper River Management, LLC receives a sub-advisor fee generally equal to 50% of the management fee actually received by the ValueAct Capital Management, L.P., from ValueAct Capital Master Fund III, L.P.  At December 31, 2008 and 2007, the sub-advisor fee payable to Copper River Management, LLC was $1,049,341 and $1,706,388, respectively.

12.                     Term Loans and Line of Credit

On May 4, 2006, the Management Company entered into loan agreements with First Republic Bank (the “Lender”).  The agreements consists of a term loan (Facility 2) used for capital contributions in the principal amount of $15,000,000 and a line of credit loan (Facility 3) used for working capital of the Management Company in the principal amount of $5,000,000.  On October 3, 2006, the Management Company entered into a term loan (Facility 4) with the Lender used for capital contributions in the principal amount of $7,503,825.  On July 24, 2008, the Management Company entered into a term loan (Facility 5) with the Lender used for working capital in the principal amount of $3,500,000.  The loan agreements are secured with a first priority lien on all of the Management Company’s assets and all management fees paid and payable to the Management Company by ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P. Under the terms of the loan agreements, the Management Company is required to maintain compliance with certain financial covenants.  As of December 31, 2008 and 2007, the Management Company was in compliance with these covenants.  The terms and amounts of these agreements, including the remaining capacity to use each facility is disclosed below:

				Balance at
			Remaining	December 31,
Facility	Interest Rates	Term	Capacity	2008

Facility 2	5-Year Treasury + 1.25%/Prime - 1.75%	Exp. May 4, 2011	$—	$5,530,000
Facility 3	5-Year Treasury + 1.25%/Prime - 1.75%	Exp. Jan. 31, 2013	—	1,000,000
Facility 4	5-Year Treasury + 1.25%/3 Mo. LIBOR +1%	Exp. Oct. 5, 2011	—	609,289
Facility 5	Variable 3 Mo. LIBOR + 1%/Prime - 1.75%	Exp. Jul. 24, 2009	2,200,000	1,300,000
	Total at December 31, 2008		$2,200,000	$8,439,289

				Balance at
			Remaining	December 31,
Facility	Interest Rates	Term	Capacity	2007

Facility 2	5-Year Treasury + 1.25%/Prime - 1.75%	Exp. May 4, 2011	$—	$5,850,000
Facility 3	5-Year Treasury + 1.25%/Prime - 1.75%	Exp. Jan. 31, 2013	1,582,247	3,700,000
Facility 4	5-Year Treasury + 1.25%/3 Mo. LIBOR +1%	Exp. Oct. 5, 2011	1,377,772	3,046,663
	Total at December 31, 2007		$2,960,019	$12,596,663

Interest expense incurred on the above facilities totaled $651,739 and $204,717 for the periods ended December 31, 2008 and 2007, respectively.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

13.                     Loans Receivable from Related Parties

The Management Company has entered into promissory note arrangements with various related parties of the Management Company.  Each arrangement was initially funded through a borrowing facility at First Republic Bank (Note 12).  At December 31, 2008 and 2007, the total amount receivable from related parties was $7,339,289 and $10,796,663, respectively.

14.                     Retirement Plan

The Management Company provides a defined contribution plan (the “Plan”) under Section 401(k) of the Internal Revenue Code to all eligible employees of the Partnership.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

15.                     Fair Value Measurements

The Partnership adopted the provisions of FAS 157, effective January 1, 2008.  Under FAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.  In determining fair value, the Partnership uses various valuation approaches.  FAS 157 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Partnership.  Unobservable inputs reflect the Partnership’s assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Partnership has the ability to access.  The type of investments included in Level I include listed equities.  Valuation adjustments and block discounts are not applied to Level 1 securities.  Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.  Investments which are generally included in this category include less liquid equities.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.  Investments that are included in this category generally include investments in corporate bonds.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors, including the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction.  To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Those estimated values do not necessarily represent the amounts that may ultimately be realized due to the occurrence of future circumstances that cannot be reasonably determined.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls is determined by the lowest level input that is significant to the fair value measurement.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2008 and period from November 8, 2007

(“Inception”) to December 31, 2007 (unaudited)

The following table presents information about the Partnership’s assets measured at fair value as of December 31, 2008:

	Quoted Prices	Significant
	in Active	Other	Significant	Balance
	Markets for	Observable	Unobservable	as of
	Identical Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2008

Assets
Investments in securities, at fair value	$2,375,992,678	$—	$830,086,613	$3,206,079,291
Promissory note	—	—	2,764,000	2,764,000
Total assets	$2,375,992,678	$—	$832,850,613	$3,208,843,291

Liabilities
Securities sold, not yet purchased, at fair value	$270,573,802	$—	$—	$270,573,802
Total liabilities	$270,573,802	$—	$—	$270,573,802

The changes in investments measured at fair value for which the Partnership has used Level III inputs to determine fair value are as follows:

Year Ended December 31,
2008

Balance, December 31, 2007	$801,327,649
Transfers in	—
Transfers out	—
Purchases (sales), net	210,769,862
Realized loss	(66,268,951)
Unrealized loss	(112,977,947)
Balance, December 31, 2008	$832,850,613

Realized and unrealized gains and losses are included in net loss on investments in the statement of operations.

16.                     Subsequent Events

Effective January 1, 2009, the Sub-Advisor Agreement expired and the management fee was reduced to ¼ of 1% of the limited partners’ capital accounts balance at the end of each fiscal quarter for ValueAct Capital Master Fund III, L.P.